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                                                                     Exhibit 5.1

                                BINGHAM DANA LLP
                               150 Federal Street
                                Boston, MA 02110
                                 August 7, 2001

Sonus Networks, Inc.
5 Carlisle Ave.
Westford, MA 01886

    Re: Registration Statement on Form S-3 under the Securities Act of 1933, as amended

Ladies and Gentlemen:

    We have acted as counsel to Sonus Networks, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 221,753 shares (the "Shares") of the Company's Common Stock, $0.001 par value per share, pursuant to a Registration Statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission on August 7, 2001.

    The Shares were issued in exchange for certain intellectual property and other assets of Linguateq Incorporated ("Linguateq") which were purchased by the Company. Pursuant to a Proceeds Agreement, dated as of July 31, 2001, the Company agreed to issue the Shares to Linguateq and certain of Linguateq's creditors.

    As counsel to the Company, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

    We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied. We have also assumed that the Company has received the specified consideration for the Shares.

    This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

    Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                         Very truly yours,

                                         /s/ BINGHAM DANA LLP

                                         Bingham Dana LLP